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                                                                EXHIBIT 4


                                                                  CONFORMED COPY

                    AMENDMENT dated as of May 8, 1997, to the Rights Agreement dated as of February 21, 1995, (the "Rights Agreement") between PHYSICIANS HEALTH SERVICES, INC. (the "Company") and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent (the "Rights Agent").

                                    Recitals
                                    --------

          A.  The Company and the Rights Agent are parties to the Rights
Agreement.

          B. Foundation Health Systems, Inc., a Delaware corporation ("FHS"), PHS Acquisition Corp., a Delaware corporation and wholly owned subsidiary of FHS ("Merger Sub") and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub would be merged (the "Merger") with and into the Company.

          C. Pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the following actions are hereby taken:

          Section 1.  Amendment of Section 1(a).  The definition of "Acquiring
                      --------------------------
Person" in Section 1(a) is amended by adding the following sentence at the end thereof:

          "Notwithstanding any provision herein to the contrary, neither FHS nor any of its wholly owned subsidiaries shall be deemed to be an Acquiring Person solely as a result of the approval, execution or delivery of the Merger Agreement or the Voting Trust Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Voting Trust Agreement."

          Section 2.  Amendment of Section 1(j).  The definition of
                      --------------------------
"Distribution Date" in Section 1(j) is amended by adding the following sentence at the end thereof:

          "Notwithstanding any provision herein to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of the approval, execution or delivery of the Merger Agreement or the Voting Trust Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Voting Trust Agreement."

          Section 3.  Amendment of Section 1(r).  The definition of "Stock
                      --------------------------
Acquisition Date" in Section 1(r) is amended by adding the following sentence at the end thereof:

          "Notwithstanding any provision herein to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of the approval, execution or delivery of the Merger Agreement or the Voting Trust Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Voting Trust Agreement."

          Section 4.  Amendment of Section 1(l).  Section 1(l) of the Rights
                      --------------------------
Agreement is amended and restated to read as follows:

          "(l)(i) "Final Expiration Date" shall have the meaning set forth in
     Section 7 hereof.
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          (l)(ii) "FHS" shall mean Foundation Health Systems, Inc., a Delaware
     Corporation.

          (l)(iii) "GBIPA" shall mean Greater Bridgeport Individual Practice Association, Inc.

          (l)(iv) "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of May 8, 1997, by and among FHS, Merger Sub and the Company, as amended from time to time.

          (l)(v) "Merger Sub" shall mean PHS Acquisition Corp., a Delaware corporation and wholly owned subsidiary of FHS."

          Section 5.  Addition of Section 1(t).  Section 1 is amended by adding
                      -------------------------
the following subsection (t) at the end thereof:

          "(t) Voting Trust Agreement" shall mean the Voting Trust Agreement dated as of May 8, 1997, between GBIPA, the Company and American Stock Transfer & Trust Company (the "Voting Trustee"), as amended from time to time."

          Section 6.  Amendment of Section 7(a).  Section 7(a) is amended by:
                      --------------------------

          (a) deleting the word "or" immediately before clause (iii) and inserting "," in its place; and

          (b) deleting the "." at the end of clause (iii) and inserting in its place "or (iv) the effective time of the merger of the Company with and into Merger Sub, pursuant to the Merger Agreement."

          Section 7.  Addition of Section 34.  A new Section 34 is added as
                      -----------------------
follows:

          "Section 34.  Merger with FHS.  Notwithstanding any provision herein
                        ----------------
     to the contrary, neither FHS nor any of its wholly owned subsidiaries shall be considered an Acquiring Person under this Rights Agreement, no Distribution Date or Stock Acquisition Date shall occur, and no Rights shall be exercisable pursuant to Section 7, Section 11 or any other provision hereof, solely as a result of the approval, execution or delivery of the Merger Agreement or the Voting Trust Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Voting Trust Agreement. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable right, remedy or claim under this Agreement in connection with the Merger Agreement or the Voting Trust Agreement or the consummation of the transactions contemplated by the Merger Agreement or the Voting Trust Agreement."

          Section 8.  Full Force and Effect.  This Amendment shall be deemed
                      ----------------------
effective as of May 8, 1997 as if executed on such date. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect and shall be otherwise unaffected hereby.
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          Section 9.  Governing Law; Counterparts; Severability.  This Amendment
                      ------------------------------------------
shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment or applicable to this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


          EXECUTED as of the date set forth above.


                         PHYSICIANS HEALTH SERVICES, INC.,

                           By
                             /s/ Robert L. Natt
                             -----------------------------------------------
                           Name:    Robert L. Natt
                           Title:   President and Co-Chief Executive Officer


                         AMERICAN STOCK TRANSFER & TRUST COMPANY,

                           By
                             /s/ Herbert J. Lemmer
                             -----------------------------------------------
                           Name:    Herbert J. Lemmer
                           Title:   Vice President